Exhibit 99.1

CONSENT OF PNC FIG ADVISORY, PART OF PNC CAPITAL MARKETS, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Landmark Bancorp, Inc. (“Landmark”) as Annex B to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by Fidelity D & D Bancorp, Inc. (“Fidelity”) with the Securities and Exchange Commission relating to the proposed merger of Landmark with and into NEPA Acquisition Subsidiary, LLC (“Acquisition Sub”), which is a wholly owned subsidiary of Fidelity, pursuant to the Agreement and Plan of Reorganization dated as of February 25, 2021, by and among Fidelity, Acquisition Sub, The Fidelity Deposit and Discount Bank, Landmark and Landmark Community Bank, and to the references to such opinion letter contained in the proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ PNC FIG Advisory, part of PNC Capital Markets, LLC

PNC FIG Advisory, part of PNC Capital Markets, LLC

Center Valley, Pennsylvania

May 10, 2021